EXHIBIT 99.1

Contact:                 Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL FIRST QUARTER 2009 RESULTS

BIRMINGHAM, Ala. (May 22, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended May 3, 2008.

Financial Highlights
Net sales for the 13-week period ended May 3, 2008, increased 9.0% to $145.8 million compared with $133.8 million for the 13-week period ended May 5, 2007.  Comparable store sales increased 0.1%. Net income for the 13-week period ended May 3, 2008, was $9.4 million compared with $10.2 million for the 13-week period ended May 5, 2007.  Earnings per diluted share was $0.32 per diluted share for the 13-week periods ended May 3, 2008 and May 5, 2007.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Strong sales in April led to a slight increase in comparable store sales for the quarter.  Footwear and apparel were both positive, driven by solid performances in all youth categories.  Although we remain cautious given the current economic climate, we are pleased to report that the second quarter is currently experiencing mid single digit comp store sales gains."

For the quarter, Hibbett opened 14 new stores and closed 3 stores, bringing the store base to 699 in 23 states as of May 3, 2008. The Company plans to open 80 to 90 stores and possibly close 8 to 12 stores in fiscal 2009.

Fiscal 2009 Outlook
The Company is reaffirming its earnings outlook for the fiscal year ended January 31, 2009 at $0.88 to $1.00 per diluted share, based on comparable store sales ranging between 0% to negative 3%.

Stock Repurchase
During the first quarter, the Company repurchased 1,038,700 shares of common stock for a total investment of $16.9 million, bringing the total shares repurchased since the inception of the program in August 2004 to 7,761,813 shares for a total investment of $166.9 million.  Approximately $83.1 million of the total authorization remains for future stock repurchases.

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Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 23, 2008.  The number to call for the live interactive teleconference is (303) 205-0033.  A replay of the conference call will be available until May 29, 2008, by dialing (303) 590-3000 and entering the passcode, 11110972#.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2009-first quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on May 23, 2008, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 29, 2008.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls. As of May 3, 2008, Hibbett operated 699 stores in 23 states.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales) and earnings expectations.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 2, 2008 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 3,	May 5,
	2008	2007
Net sales	$145,825	$133,842
Cost of goods sold, distribution center
and store occupancy costs	98,013	88,789
Gross profit	47,812	45,053
Store operating, selling and administrative
expenses	29,099	26,031
Depreciation and amortization	3,279	2,920
Operating income	15,434	16,102
Interest (expense) income, net	(122)	393
Income before provision for income taxes	15,312	16,495
Provision for income taxes	5,940	6,268
Net income	$9,372	$10,227

Basic earnings per share	$0.33	$0.32
Diluted earnings per share	$0.32	$0.32

Weighted average shares outstanding:
Basic	28,707	31,671
Diluted	29,081	32,219

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 3,	February 2,
	2008	2008
Assets
Cash and cash equivalents	$6,548	$ 10,742
Short-term investments	227	191
Accounts receivable, net	5,742	5,575
Inventories	151,253	141,406
Prepaid expenses and other	8,227	8,073
Total current assets	171,997	165,987
Property and equipment, net	46,051	46,505
Other assets	4,537	4,242
Total assets	$222,585	$ 216,734

Liabilities and Stockholders' Investment
Accounts payable	$63,415	$ 64,125
Short-term debt	10,669	-
Accrued expenses	14,786	12,479
Total current liabilities	88,870	76,604
Non-current liabilities	21,086	21,075
Stockholders' investment	112,629	119,055
Total liabilities and stockholders' investment	$222,585	$ 216,734

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